EXHIBIT 99.1 -- Servicer's Annual Statement of Compliance

a)

AURORA LOAN SERVICES
A Lehman Brothers Company


Via UPS

February 25, 2005


Diana Kenneally
U.S. Bank National Association
1 Federal Street, 3rd Floor
Boston, MA 02110



RE:     SASCO Series: 2003-20, 2003-25XS, 2003-32, 2003-GEL1, 2003-39EX,
        2004-3, 2004-6XS, 2004-GEL1, 2004-10, 2004-GEL2, 2004-NP1,
        2004-17XS, 2004-GEL3, 2004-S4, 2004-NP2, AMT 2003-1, FAMLT 2004-1
        Annual Officer's Certificate as to Compliance

Dear Ms. Kenneally:

The undersigned Officer certifies the following for the period ending on December 31, 2004:

1. I have reviewed the activities and performance of the Master Servicer during the preceding calendar year under the terms of the Trust Agreements and to the best of this Officer's knowledge, the Master Servicer has fulfilled all of its duties, responsibilities or obligations under the Agreements;

2. Based on said review and to the best of this Officer's knowledge, the Master Servicer is not in default of its obligations under the terms of the Trust Agreements in any material respect, or, if there is a default in the fulfillment of its obligations, a description of each default or failure and the nature and status thereof has been reported to this Officer;

3. To the best of this Officer's knowledge, nothing has arose to lead this Officer to believe that its Servicer has failed to perform any of its duties, responsibilities and obligations under its Servicing Agreement during the preceding calendar year;

4. To the best of this Officer's knowledge, the Servicer is not in default of its obligations under the terms of its Servicing Agreement in any material respect, or, if there is a default in the fulfillment of its obligations, a description of each default or failure and the nature and status thereof has been reported to this Officer;

5. The Master Servicer has received from its Servicer such Servicer's annual certificate of compliance and a copy of such Servicer's annual audit report, in each case to the extent required under the applicable Servicing Agreement, or, if any such certificate or report has not been received by the Master Servicer, the Master Servicer is using its best reasonable efforts to obtain such certificate or report.


Certified By:



/s/ R. Peter Karr
R. Peter Karr
Senior Vice President
Master Servicing Division